EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

     As independent registered public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 pertaining to the Amtech Systems, Inc. 2007 Employee Stock Incentive Plan of our report dated November 24, 2009, relating to the consolidated financial statements of Amtech Systems, Inc. and subsidiaries as of September 30, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three year period ended September 30, 2009, included in the 2009 Annual Report on Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission.

/s/ Mayer Hoffman McCann P.C.
MAYER HOFFMAN MCCANN P.C.

Phoenix, Arizona
August 6, 2010